                                                                   EXHIBIT 10.27


                                 XYLOGICS, INC.
                                 53 Third Avenue
                              Burlington, MA 01803

                                October 31, 1992

Dear Bruce:

          The Board of Directors (the "Board") of Xylogics, Inc. (the "Company") has determined that appropriate steps should be taken to encourage the continued attention and dedication of the Company's management and key employees, including yourself, to their assigned duties without distraction in the face of any potentially disturbing circumstances which might arise from the possibility of a change in control of the Company. This Agreement supersedes any other prior agreement between you and the Company insofar as such agreements provide for payments to you upon a change in control of the Company or upon your termination of employment prior to or subsequent to a change in control or a "qualifying sale" as such term is defined herein.

          In order to induce you to remain in its employ, the Company agrees with you as follows:

          1. Compensation Upon Termination Prior to Change in Control

             (a) For Any Reason Other Than Cause or Disability. If your employment with the Company is terminated during the Term and prior to any Change in Control (as defined in Section 3) by the Company for any reason other than for Cause or Disability, you shall be entitled to the following benefits:

                 (i) Cash Payments. The Company shall pay you your full base salary which shall exclude, for purposes of this subsection (i), amounts, if any, to be received by you pursuant to the Company's then current automobile expense allowance policy) and all other earned or accrued compensation through your last date of employment at the rate then in effect, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and, in lieu of further salary payments for periods subsequent thereto and cash payments under any Company severance plan applicable to you, the Company will pay you a lump sum cash payment as severance pay in an amount equal to your monthly base salary then in effect multiplied by nine.






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Mr. Bruce Sachs
October 31, 1992
Page 2

                 (ii) Time of Payment. Payments provided for in this subsection
(i) above shall be made by the tenth day following the last day of employment; provided, however, that, if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(d) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the last day of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(d) of the Code).

                 (iii) Benefits. For a nine-month period after the last day of employment, the Company shall arrange to provide you with benefits substantially similar to those which you received immediately prior to the last day of employment (including, without limitation, life, disability, accident and health insurance but excluding any automobile expense allowance) and at the same cost to you (if any) as in effect immediately prior to the last date of employment. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this Section l(a)(iii) if an equivalent benefit is actually received by you from another employer during the nine-month period after the last date of employment. Any such benefit actually received by you must be reported by you to the Company.

                 (iv) Outplacement Program. The Company shall pay your cost and expenses of participating in the "executive outplacement program" of Drake Beam Morin, Inc. or a comparable plan selected by the Company.

             (b) Qualifying Sale.

                 (i) If your employment with the Company is involuntarily terminated by the Company other than for Cause or Disability as a result of a Qualifying Sale (as such term is defined below) within six months following a Qualifying Sale, you shall be entitled to the benefits of Section 2 hereof, subject to the provisions of Section 5 hereof; notwithstanding the fact that a Change in Control has not occurred.



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Mr. Bruce Sachs
October 31, 1992
Page 3


                 (ii) A "Qualifying Sale" shall mean a sale by the Company during the Term of a segment of its business to a single buyer (either a company or a group of individuals) and all affiliates thereof (collectively, the "Purchaser") that results in net proceeds to the Company in excess of $7.5 million from the Purchaser, provided that such sale does not itself constitute or result in a Change in Control.

                 (iii) Notwithstanding any other provision to the contrary, if you are entitled to receive benefits under this Section l(b), (A) any rights you have or may have to receive benefits under Section l(a) will immediately terminate, (B) if you are entitled or subsequently become entitled to receive benefits under Section 2 hereof, such benefits will be offset to the same extent that you receive any benefits under this Section l(b), and (C) if you are offered employment with the Purchaser to commence not later than ten days after your termination of employment with the Company subsequent to a Qualifying Sale, the same terms and conditions as set forth in paragraphs (A) and (B) of Section 3(a)(i) shall apply, provided that the term "Purchaser" hereunder shall be substituted for the term "Acquiror" thereunder and the term "Qualifying Sale" hereunder shall be substituted for the term "Sale" thereunder.

             (c) Duty to Mitigate; Offset. Except as provided in the second sentence of Section 1(a)(iii) above or as provided in Section 3(a)(i) as made applicable by this Section 1, you shall not be required to mitigate the amount of any payment provided for in this section by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this
Section 1 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits (including, without limitation, any benefits payable to you under the salary continuation program for officers of the Company) or be offset against any amount claimed to be owed by you to the Company or otherwise.

          2. Compensation Upon Termination Following Change in Control.

             (a) Compensation. If a Change in Control shall have occurred during the Term and your employment with the Company is terminated within 12 months after such Change in Control by the Company other than for Cause or Disability or by you for Good Reason, you shall be entitled to the following benefits:



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Mr. Bruce Sachs
October 31, 1992
Page 4


                 (i) Cash Payment. Subject to paragraphs (A) and (B) of this subsection (i), the Company shall pay you your full base salary (which shall exclude, for purposes of this subsection (i), amounts, if any, to be received by you pursuant to the Company's then current automobile expense allowance policy) and all other earned or accrued compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and, in lieu of further salary payments for periods subsequent to the Date of Termination and cash payments under any Company severance plan applicable to you, the Company will pay you a lump sum cash payment as severance pay (together with the benefits provided in subsection (iii) below, the "Severance Amount") in an amount equal to your monthly base salary then in effect multiplied by 15.

             (A) Notwithstanding the foregoing, upon any Change in Control resulting from the sale or disposition by the Company of all or substantially all of the Company's assets (a "Sale"), if you are offered employment by the acquiror of such assets (the "Acquiror") to commence not later than ten days after your termination of employment with the Company subsequent to such Sale and the terms and conditions of such employment offered by the Acquiror are such that you would not have Good Reason to terminate your employment with the Company if such terms and conditions had been imposed by the Company following a Change in Control, the Company (unless the Acquiror has explicitly assumed all obligations of the Company to you hereunder in writing) shall place in escrow the payment set forth in this subsection (i) to be held for your benefit and pending distribution to you, in whole or in part, as follows:

                 (I) If you do not accept the offer of employment by the Acquiror or you accept such employment but subsequently such employment is terminated by the Acquiror for Cause or Disability or by you without Good Reason, all amounts in escrow shall be retained by the Company and you shall not be entitled to any of such amounts, and


                 (II) Within 12 months of such Sale your employment with the Acquiror is terminated by the Acquiror other than for Cause or Disability or is terminated by you for Good Reason, then, all amounts in escrow less any amounts of cash compensation actually received by you as a result of your employment by the Acquiror shall be delivered to you within ten days of the



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Mr. Bruce Sachs
October 31, 1992
Page 5


termination of employment with the Acquiror and any remaining amounts in escrow shall be delivered to the Company or its assigns.

             (B) If the Acquiror has explicitly assumed all obligations of the Company to you hereunder in writing and all of the conditions of paragraph (A) above are otherwise met in all respects, the Company need not establish such escrow and the Acquiror shall perform all obligations of the Company hereunder, including without limitation making the payments, if any, under paragraph (A) above.

                 (ii) Time of Payment. The payments provided for in subsection
(i) above shall be made by the tenth day following the applicable Date of Termination; provided, however, that, if the amount of such payment cannot be finally determined on or before such day, the Company shall pay or cause to be paid to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(d) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(d) of the Code).

                 (iii) Benefits. For a 15-month period after the Date of Termination by the Company, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you received immediately prior to the Date of Termination and at the same cost to you (if any) as in effect immediately prior to the Date of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this Section 2(a)(iii) if an equivalent benefit is actually received by you from another employer during the 15-month period after the Date of Termination. Any such benefit actually received by you must be reported by you to the Company.

                 (iv) Outplacement Program. The Company shall pay your costs and expenses of participating in the "executive outplacement program" of Drake Beam Morin, Inc. or a comparable plan selected by the Company.



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Mr. Bruce Sachs
October 31, 1992
Page 6

             (b) Duty to Mitigate; Offset. Except as provided in the last two sentences of Section 2(a)(i) or the second sentence of Section 2(a)(iii) above, you shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits (including, without limitation, any benefits payable to you under the salary continuation program for officers of the Company) or be offset against any amount claimed to be owed by you to the Company or otherwise.

             (c) Escrow. Any escrow agreement entered into pursuant to Section 2(a) above shall be in a form reasonably acceptable to you and the Company with any bank in the Boston, Massachusetts area having capital and surplus in excess of $50,000,000 acting as escrow agent. The Company shall pay all costs of the escrow agent and undertake all indemnity obligations under the escrow agreement.

          3. Change in Control.

             For purposes of this Agreement, a "Change in Control" shall occur only in the event the occurrence of one or more of the following:

             (a) Beneficial Ownership. Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

             (b) Merger or Consolidation. The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than:

                 (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the




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Mr. Bruce Sachs
October 31, 1992
Page 7


voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

                 (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities;

             (c) Liquidation or Sale of Assets. The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

             (d) Majority of Directors. Individuals who at the beginning of the Term constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (a), (b) or (c) of this Section 3) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then in office who were either directors at the beginning of the Term or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

Notwithstanding the foregoing, in the event you become entitled to receive a severance payment and/or health or other insurance benefits under this Agreement and under another contract or plan providing for a severance payment and/or continuation of benefits to you upon termination of your employment, you shall be required to elect the agreement, plan or program under which you will receive payment.

          4. Employment Status; Termination Following Change in Control; Definitions.

             (a) Employment Status. This Agreement is not a contract of employment and does not impose on the Company any obligation to retain you as an employee. This Agreement does not prevent you from terminating your employment at any time. You will be eligible for benefits under this Section 4 only if you are employed by the Company upon a Change in Control and, within 12 months following a Change in Control (i) you are terminated from employment by the Company other than for Cause or Disability (as such terms are defined below), or
(ii) you terminate your employment for Good Reason (as defined below). If your employment



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Mr. Bruce Sachs
October 31, 1992
page 8


is terminated for any reason prior to a Change in Control, you will not be entitled to any benefits under this Section 4.

             (b) Subsequent Termination. Any termination of your employment by the Company or by you following a Change in Control during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party to this Agreement in accordance with Section 10. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination.

             (c) Definitions.


                 (i) Disability. For purposes of this Agreement, "Disability" shall mean that as a result of incapacity due to physical or mental illness, you have been absent from the full-time performance of your duties with the Company for six consecutive months and, within 30 days after written notice of termination is given to you, you have not returned to the full-time performance of your duties.

                 (ii) Cause. For purposes of this Agreement, termination by the Company of your employment for "Cause" means termination upon (A) your willful and continued failure to substantially perform your duties with the Company (other than any failure resulting from your incapacity due to physical or mental illness or any actual or anticipated failure after you have issued a Notice of Termination for Good Reason), provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, or (B) your conviction of (or acceptance of a plea of nolo contendere with respect to) any felony involving any act of dishonesty, or
(C) your violation of any provision of any confidentiality, non-disclosure, assignment of invention, noncompetition or similar agreement entered into by you in connection with your employment by the Company. For purposes of this subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                 (iii) Good-Reason. For purposes of this Agreement, "Good Reason" means, without your written consent, the occurrence after a Change in Control of any of the following circumstances:
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Mr. Bruce Sachs
October 31, 1992
Page 9

             (A) the assignment to the Employee of any duties inconsistent with the highest position in the Company that the Employee held at any time during the 90-day period immediately preceding the Change in Control of-the Company, or a significant adverse alteration in the nature or status of the Employee's responsibilities or the conditions of the Employee's employment from those in effect at any time during the 90-day period immediately preceding such Change in Control;

             (B) any reduction in your annual base salary as in affect at the beginning of the Term or as increased during the Term;

             (C) the failure by the Company to continue any benefit or compensation plan (including bonus plans), investment or retirement plan, life insurance plan, health-and-accident plan or disability plan applicable to you at the time of a Change in Control (or plans providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation in or which would materially reduce your benefits under any of such plans or deprive you of any material fringe benefit you enjoyed at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

             (D) any requirement by the Company or of any person in control of the Company that the location at which you perform your principal duties for the Company be outside a radius of 50 miles from the location at which you performed such duties immediately prior to a Change in Control;

             (E) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 7;

             (F) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 10 below (and, if applicable, the requirements of Section 4(c)(ii)); or

             (G) if you are an employee of a subsidiary of the Company, a sale of all or substantially all of the capital stock or assets of such subsidiary.



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Mr. Bruce Sachs
October 31, 1992
page 10

          5. Certain Reduction of Payments by the Company.

             (a) (i) Anything in this Agreement to the contrary notwithstanding, in the event that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts payable or distributable to or for your benefit pursuant to this Agreement shall be reduced to the Reduced Amount.

                 (ii) The "Reduced Amount" shall be the amount, expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by the Company because of
Section 280G of the Code. For purposes of this Section 5, present value shall be determined in accordance with Section 280(d)(4) of the Code.

             (b) All determinations required to be made under this Section 6 shall be made by the Company's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to you. Any such determination by the Accounting Firm shall be binding upon the Company and you.

             (c) It is possible that as a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by the Company which should not have been made ("Overpayment") or that an amount in addition to the Severance Payment which will not have been made could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.


                 (i) Overpayment. In the event that the Accounting Firm, based upon the assertion or a deficiency by the Internal Revenue Service against you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of you shall be treated for all purposes as a loan ab initio (from the beginning) to you which you shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by you to the Company if and to the extent such loan and payment would not either reduce the amount on





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Mr. Bruce Sachs
October 31, 1992
Page 11

which the employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.

                 (ii) Underpayment. If precedent or other substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of you together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

          6. Non-Compete.

             (a) While you are employed by the Company and for a period of one year after the termination or cessation of your employment for any reason, you agree that you will not, directly or indirectly:

                 (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while you were employed by the Company;

                 (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                 (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by you while employed by the Company.

             (b) If your employment is terminated prior to a Change in Control, the Company shall pay to you, as additional consideration for your obligations under this Section 6, on a monthly basis, during the one year period following the termination of your employment, a sum equal to the difference between your base salary at the time of termination and your monthly rate of compensation at any new non-competing position of employment you may obtain. As a condition to such payment, you must establish to the Company's reasonable satisfaction that you have used diligent efforts to obtain employment at a compensation level commensurate to the base salary received from the Company

Mr. Bruce Sachs
October 31, 1992
Page 12

and that you have been unable to do so primarily due to the restrictions contained in this Section 6.

             (c) The Company may, at any time upon 30 days prior written notice to you, notify you that it will not be obligated to make any payments to you under subsection (b) in which event you will be relieved of your obligations under this Section 6 as of the end of such thirty-day period.

             (d) If any restriction set forth In this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

             (e) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

             (f) The provisions of this Section 6 shall survive termination of this Agreement.

          7. Successors; Binding Agreement.

             (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all at substantially all of the business or assets of the Company (including without limitation any Acquiror or Purchaser) to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

             (b) This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns and by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees if you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts

Mr. Bruce Sachs
October 31, 1992
page 13

shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

          8. Enforcement of Rights; Reimbursement of Expenses.

             (a) Any dispute or controversy between the Company and the Employee which the parties are unable to resolve by negotiation shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Punitive damages shall not be assessed in any arbitration proceeding.

             (b) The Company shall pay to you 85% of the reasonable legal fees and expenses incurred by in seeking to obtain or enforce any right or benefit provided by this Agreement.

          9. Term of the Agreement.

             The term of this Agreement (the "Term") shall commence on the date you sign this Agreement and shall continue in effect through October 31, 1993. The Term shall be automatically extended for additional one-year periods after that date unless at least four months prior to the end of the original term or the end of any such one-year period, respectively, the Board has determined that the Term will not be further extended; provided that, if a Change in Control has occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which such Change in Control occurred.

          10. Notice.

              Notices and other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the President of the Company, at 53 Third Avenue, Burlington, Massachusetts 01803, and to you at the address shown below or to such other address as either the Company or you may have furnished to the other in writing.

Mr. Bruce Sachs
October 31, 1992
Page. 14

          11. Miscellaneous.

             (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             (b) Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

             (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

             (d) No waiver by either party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the others shall be deemed a waiver of that or any other provision at any subsequent time.

             (e) Any payments provided for in this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

             (f) This Agreement sets forth the entire agreement of the parties to this Agreement in respect of the subject matter contained in this Agreement and supersedes all prior agreements and understandings, whether oral or written, in respect of such subject matter; provided however, that this Agreement does not supersede any confidentiality and noncompetition agreement between you and the Company which are hereby ratified and confirmed in all respects.

          If this letter accurately sets forth our agreement, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.



                                               Sincerely,

                                               XYLOGICS INC.

                                               By /s/ BRUCE J. BERGMAN
                                                 ------------------------------
                                                 Name:
                                                 Title:

Mr. Bruce Sachs
october 31, 1992
Page 15




Agreed to as of the 31st day of October 1992.

          /s/ BRUCE I. SACHS
----------------------------------------
              (signature)


              Bruce Sachs
----------------------------------------
             (print name)


  Address:     REDACTED
          ------------------------------

                  MODIFICATION OF EMPLOYEE RETENTION AGREEMENT

          THIS MODIFICATION OF EMPLOYEE RETENTION AGREEMENT (this "Agreement") is entered into as of September 5, 1995 between Bay Networks, Inc., a Delaware corporation ("Bay Networks") and Bruce Sachs, an officer of Xylogics ("Officer").

          A. Xylogics and Officer have entered into an Employee Retention Agreement, dated as of October 31, 1992, as amended (the "Retention Agreement"), whereby Xylogics agreed to provide certain benefits to Officer in the event of the termination of Officer's employment following a Change of Control (as defined in the Retention Agreement).

          B. An Agreement and Plan of Merger (the "Merger Agreement") has been executed on the date of this Agreement among Bay Networks, Xylogics Merger Co., Inc., a wholly-owned subsidiary of Bay Networks ("Sub"), and Xylogics, whereby Sub will be merged into Xylogics and Xylogics will become a wholly-owned subsidiary of Bay Networks in a "reverse triangular merger" (the "Merger").

          C. In order to realize the value of its substantial investment in Xylogics, Bay Networks intends to continue the operation of Xylogics as an independent business unit thereby gaining the benefits of Xylogics as a going concern and leveraging the special expertise of Xylogics in the remote access and small/home office markets.

          D. In order to realize such benefits, Bay Networks wishes to encourage Officer to provide continued attention and dedication and valuable technical and/or managerial expertise to Xylogics and to Bay Networks, as the sole stockholder of Xylogics, after the Merger.

          In consideration of the mutual promises and obligation described below, the parties to this Agreement agree as follows:

          1. All amendments to the Retention Agreement made by this Agreement will be effective upon the Effective Time (as defined in the Merger Agreement). This Agreement shall be null and void and shall be automatically rescinded if the Effective Time does not occur by March 6, 1996. To the extent necessary to effect the amendment of the Retention Agreement or the terms of this Agreement, Bay Networks will cause Xylogics to become a party to this Agreement at the Effective Time by execution of this Agreement in the space provided for such execution below. Except as modified by this Agreement, the Retention Agreement will continue in full force and effect. Further, to the extent necessary to effect the terms of this Agreement or the Retention Agreement upon the Effective Time as modified by this Agreement, Bay Networks hereby becomes a party to the Retention Agreement upon the Effective Time, as so amended, and Officer consents to Bay Networks' inclusion as a party.

          2. As used in this Agreement, including in all amendments to the Retention Agreement effected by this Agreement, the following terms shall have the following meanings:

             (a) "Bay Networks Termination Date" shall mean the earlier of (i) the date 24 months from the Bay Networks Termination Notice Date (as defined below) or (ii) the date on which Officer commences any gainful employment with any of the following competitors of Xylogics or Bay Networks: Cabletron Systems, Inc., Cisco Systems, Inc., 3Com Corporation or Shiva Corporation.

             (b) "Bay Networks Termination Notice Date" shall mean (i) the date after the Effective Time that Xylogics delivers a written notice to Officer of its intention to terminate Officer's employment with Xylogics on the Bay Networks Termination Date or (ii) the date after the Effective Time that Officer delivers a written notice to Xylogics of his or her intention to terminate his or her employment with Xylogics for Good Reason (as defined in the Retention Agreement).

             (c) "Pre-Termination Period" shall mean the time period between the Bay Networks Termination Notice Date and the Bay Networks Termination Date.

          3. Section I of the Retention Agreement is deleted in its entirety.

          4. Section 2 of the Retention Agreement is amended as follows:

             (a) The introductory paragraph of Section 2(a) is amended to read in its entirety as follows:

          "If, within 12 months after the Effective Time (as defined in the Merger Agreement), the Company notifies you of its intention to terminate your employment with the Company as of the Bay Networks Termination Date, other than for Cause or Disability or by you for Good Reason, you shall be entitled to the following benefits during the Pre-Termination Period and to no benefits after the Bay Networks Termination Date:"

             (b) Sections 2(a)(i) and (ii) are amended to provide in their entireties that the only cash payments which Officer shall be paid during the Pre-Termination Period is his full monthly base salary (but excluding any automobile allowance) as of the date of this Agreement and that such salary shall be paid in installments in accordance with the Xylogics' normal payroll procedures.

             (c) Section 2(a)(iii) is amended to provide in its entirety that, during the Pre-Termination Period, Officer shall be entitled to continue to receive the benefits which he received immediately prior to the Bay Networks Termination Notice Date (including, without limitation, life, disability, accident and health insurance but excluding any car allowance and any entitlement to participate on any basis, pro rata or otherwise, in any bonus plans) and at the same cost to Officer (if any) as in effect immediately prior to the Bay Networks Termination Notice Date.

             (d) Section 2(c) is deleted in its entirety.

          5. Section 3 of the Retention Agreement is deleted in its entirety.

          6. All references to "Change of Control" in Section 4 of the Retention Agreement shall be deemed references to the Merger.

          7. Section 4 of the Retention Agreement is amended as follows:

             (a) The third sentence of Section 4(a) is amended to read in its entirety as follows:

          "You will be eligible for the benefits under Section 2(a) and the Company will be obligated to provide you those benefits and not to terminate your employment until the Bay Networks Termination Date only if you are employed by the Company at the Effective Time and within 12 months of the Effective Time you receive a written notice from the Company of its intention to terminate your employment other than for Cause or Disability or you deliver a written notice to the Company of your intention to terminate your employment for Good Reason and, if you are terminated from employment by the Company after the Effective Time for Cause or Disability or voluntarily terminate employment with the Company other than for Good Reason, you will be entitled to no benefits under Section 2(a) or under any other provision of this Agreement or otherwise."

             (b) A new sentence is added to the end of Section 4(a) which reads as follows:


          "If your employment is terminated by the Company for any reason other than Cause or Disability or is terminated by you for Good Reason after the Effective Time, then, during the Pre-Termination Period, Officer agrees to perform those employment duties as he and the Vice President of Human Resources of the Company or Bay Networks agree is appropriate consistent with Bay Network's past practice."

          8. Section 9 of the Retention Agreement is amended to provide in its entirety that the Retention Agreement shall terminate on the date 12 months from the Effective Time, provided however that, in the event of the occurrence of a Bay Networks Termination Notice Date within such 12-month period, then Xylogics' obligations under Section 2(a) shall continue in force and effect until the expiration of the Pre-Termination Period.

          9. Notwithstanding the provisions of Section 8 above, Section 6 of the Retention Agreement shall survive the termination of the Retention Agreement as modified by this Agreement.

          10. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.



OFFICER                                       BAY NETWORKS, INC
/s/ BRUCE I. SACHS
-----------------------------
                                              By: /s/ ANDREW K. LUDWICK
PRESIDENT AND                                     -------------------------
CHIEF EXECUTIVE OFFICER                       Title: President and Chief
-----------------------------                        Executive Officer

AGREED TO AND ACCEPTED AS OF THE
EFFECTIVE DATE:

XYLOGICS, INC.

By: /s/ GERALD LODGE
   -----------------------------

Title:  DIRECTOR
      --------------------------

                           [BAY NETWORKS LETTERHEAD]


                               November 25, 1996


Mr. Bruce Sachs
Bay Networks, Inc.                                      [BAY NETWORKS LOGO]
4401 Great America Parkway
Santa Clara, CA 95054

Dear Bruce:

This letter confirms our agreement to modify as described below, the Employee Retention Agreement between you and Xylogics, Inc. dated October 31, 1992, which agreement was subsequently modified and accepted by Bay Networks, Inc. ("Bay Networks") as of September 5, 1995 (the "Retention Agreement"). If you are in agreement with the following, please sign and return to me a copy of the enclosed letter.

1. Background to this letter modification. As you are aware, Bay Networks is desirous of continuing your services past December 15, 1996 and wishes to modify the Retention Agreement as provided in this letter.

2. Extension of termination date. The introductory paragraph of Section 2(a) of the Retention Agreement is amended to read as follows:

        "If, any time up to and including June 30, 1997, the Company notifies you of its intention to terminate your employment with the Company other than for Cause or Disability, or if you terminate your employment for Good Reason, you shall be entitled to receive the benefits described in this Agreement during the Pre-Termination Period and to no benefits after the Bay Networks Termination Date."

3. Clarification of definitions of "Bay Networks Termination Date" and of "Bay Networks Termination Notice Date."

As stated in the Modification of Employment Agreement between Bay Networks and you dated September 5, 1995, "Bay Networks Termination Date" means the earlier of (a) the date 24 months from the Bay Networks Termination Notice Date (as defined below) or (b) the date on which Officer commences gainful employment with any of the following competitors of Xylogics or Bay Networks: Cabletron Systems, Inc., Cisco Systems, Inc., 3Com Corporation or Shiva Corporation.

As stated in the Modification of Retention Agreement between Bay Networks and you dated September 5, 1995, and as further clarified by this letter, "Bay Networks Termination Notice Date" means (a) the date after the Effective Time that Xylogics or Bay Networks delivers a written notice to Officer of its intention to terminate Officer's employment on the Bay Networks Termination Date, or (b) the date after the Effective Time that Officer delivers a written notice to Xylogics or Bay Networks of his intention to terminate his employment with Xylogics and Bay Networks for Good Reason (as defined in the Retention Agreement).

Mr. Bruce Sachs
November 25, 1996

4. PRO RATED BONUS. If at any time up to and including June 30, 1997 (a) you choose to deliver a written notice to Bay Networks of your intention to terminate your employment for Good Reason, or (b) Bay Networks or Xylogics deliver a written notice to you of its intention to terminate your employment, you shall be entitled to receive, in addition to the benefits conferred by the Retention Agreement, an amount equal to the bonus amount you would have received under the Company's current bonus plan as of the close of Bay Networks' FY 97, pro-rated for the number of days during FY 97 which have elapsed as of the date of such termination of employment.

5. ACKNOWLEDGMENT REGARDING GOOD CAUSE. The parties acknowledge that you may believe that the current duties performed by you, in relation to those duties you performed on behalf of Xylogics before the Effective Time, are such that you regard your current duties, or those to which you may be assigned through June 30, 1997, as Good Cause for you to terminate your employment under the Retention Agreement, and Bay Networks will not dispute such belief.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this Letter.

BAY NETWORKS, INC.                              AGREED:


By:    /s/ DAVID HOUSE                              /s/ BRUCE SACHS
    ------------------------                    -------------------------
           David House                                  Bruce Sachs